Exhibit 99.1

Excerpts from the Blue Merger Sub Inc.

Confidential Preliminary Offering Memorandum dated January 26, 2011

The inclusion of the information presented below should not be viewed as a determination that such information is material.

Sources and Uses of Funds

The following table summarizes the estimated sources and uses of proceeds in connection with the Transactions upon consummation of the Merger. The actual amounts set forth in the table and in the accompanying footnotes are subject to adjustment and may differ at the time of the consummation of the Transactions depending on several factors, including differences from our estimation of fees and expenses. The table set forth below reflects the $100.0 million that we expect will be drawn under the New ABL Facility upon consummation of the Transactions (not giving effect to any outstanding letters of credit). The pro forma sources and uses table in note (a) of the Notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet reflects New ABL Facility borrowings of $323.7 million due to Del Monte Foods Company’s seasonal borrowing needs as of October 31, 2010. The table set forth below also reflects new equity contributions of $1,600.0 million. See note (a)(4) of the notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet under the heading “Unaudited Pro Forma Condensed Consolidated Financial Information” for a description of the difference in amounts of common stock, stock options and stock units outstanding as of October 31, 2010 and January 19, 2011.

Sources		Uses
(in millions)		(in millions)
New Credit Facilities (1):
New ABL Facility (2)	$100.0	Purchase price of equity (5)	$4,022.5
New Term Loan Facility	2,500.0	Refinance existing net debt (6)	1,213.9
New senior notes (3)	1,500.0	Fees, expenses and cash to balance
New equity (4)	1,600.0	sheet (7)	463.6

Total sources	$5,700.0	Total uses	$5,700.0

(1)	The New Credit Facilities will consist of (i) up to a $750.0 million New ABL Facility with a five-year maturity and (ii) a $2,500.0 million New Term Loan Facility with a seven-year maturity.

(2)	Our New ABL Facility will provide for aggregate borrowings of up to $750.0 million, subject to availability under a borrowing base. As of October 31, 2010, on a pro forma basis after giving effect to the Transactions, our borrowing capacity under our New ABL Facility would have been approximately $364.3 million (subject to a borrowing base and after giving effect to approximately $62.0 million of letters of credit outstanding on October 31, 2010). Because the borrowing capacity under our New ABL Facility depends, in part, on the amount of our inventory and accounts receivable, which may fluctuate from time to time, such amount may not reflect actual borrowing capacity. We expect that $100.0 million will be drawn under the New ABL Facility in connection with the consummation of the Transactions.

(3)	Represents the principal amount of the new senior notes, excluding any offering discount.

(4)	Represents the approximate equity contribution to be made by investment funds affiliated with Kohlberg Kravis Roberts & Co., L.P., Vestar Capital Partners V, L.P. and Centerview Capital L.P. (the “Sponsors”) and other investors.

(5)	Reflects the total consideration to be paid to holders of all of the issued and outstanding shares of Del Monte Foods Company’s common stock and the settlement of vested and unvested stock options, performance share units, performance accelerated restricted stock units, other restricted stock units and deferred stock units in the merger of Blue Merger Sub Inc. (“Merger Sub”) with and into Del Monte Foods Company pursuant to the agreement and plan of merger among Blue Acquisition Group Inc., Merger Sub and Del Monte Foods Company (the “Merger”).

(6)	Includes $250.0 million of outstanding Existing 2015 Notes (which excludes a tender premium of $6.6 million), $450.0 million of outstanding Existing 2019 Notes (which excludes a tender premium of $106.1 million but includes $11.3 million of accrued interest) and $570.0 million outstanding under our Existing Credit Facility (excluding premiums but including accrued interest). Assumes all of the Existing Notes are tendered in connection with the Offers.

(7)	Reflects our estimate of fees and expenses associated with the Transactions, including placement, initial purchaser discounts, underwriting and other financing fees, advisory fees, sponsor fees and other transactions costs (including tender premiums and redemption fees), professional fees and cash to balance sheet.

Presentation of Non-GAAP Financial Measures

The presentation of EBITDA, which is not a financial measure calculated under GAAP, does not comply with GAAP because it is adjusted to exclude certain cash and non-cash expenses. EBITDA represents income from continuing operations before depreciation and amortization, interest expense and income taxes. Management believes that such measure is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry and that the presentation of EBITDA may permit our board of directors, management and investors to assess our performance by allowing them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and certain items largely outside the control of our management team (such as income taxes). The presentation of EBITDA also provides context for the presentation of Adjusted EBITDA. EBITDA should not be considered an alternative to, or more meaningful than, net income as determined in accordance with GAAP.

We present Adjusted EBITDA because we believe this will be an important supplemental measure relating to our financial condition because it is used in certain covenants in the indenture that will govern the new senior notes and in the credit agreements that will govern the New Credit Facilities. Adjusted EBITDA, which is not a financial measure calculated under GAAP, is defined under the indenture governing the new senior notes as EBITDA; further adjusted to exclude certain non-cash, non-recurring and other adjustment items permitted in calculating covenant compliance under the indenture governing the new senior notes. We describe these adjustments in the table below. We believe the presentation of Adjusted EBITDA provides useful information to investors regarding the covenants that will be applicable to us. We caution investors that amounts presented in accordance with the indenture definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner.

EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or other performance measures derived in accordance with GAAP, or as alternatives to cash flow from operating activities as measures of our liquidity. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider such measures either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;

•	EBITDA and Adjusted EBITDA do not reflect historical capital expenditures or future requirements for capital expenditures or contractual commitments;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us to reinvest in the growth of our business or as a measure of cash that will be available to us to meet our obligations.

The following table shows the reconciliation of EBITDA and Adjusted EBITDA from the most directly comparable GAAP measure, net income:

						Pro Forma Twelve Months Ended October 31, 2010
	Fiscal Year			Six Months Ended
	2008	2009	2010	November 1, 2009	October 31, 2010
	(in millions)
Net income	$133.1	$172.3	$244.3	$121.2	$140.5	$107.2
(Income) loss from discontinued operations	(15.4)	(24.6)	(2.3)	0.3	0.5	(2.1)
Interest expense	131.4	110.3	116.3	65.2	39.7	297.9
Provision for income taxes	71.9	78.8	139.9	72.1	85.1	64.5
Depreciation and amortization expense	106.2	104.9	99.4	49.4	47.7	151.3
Amortization of debt issuance costs (a)	(5.1)	(6.3)	(5.7)	(2.8)	(2.7)	(23.7)
Amortization of debt discount (a)	—	—	(0.5)	(0.1)	(0.4)	(3.6)
Discontinued operations depreciation expense (b)	(10.0)	(1.5)	—	—	—	—

EBITDA	$412.1	$433.9	$591.4	$305.3	$310.4	$591.5
Non-cash stock based compensation (c)	9.0	12.2	21.3	7.1	6.9	21.1
Transformation (d)	26.3	—	—	—	—	—
Swap ineffectiveness (e)	—	—	13.4	—	—	13.4
Trademark impairment (f)	—	12.3	3.0	3.0	—	—
Non-cash loss or (gain) on asset disposal (g)	(7.5)	6.5	2.6	0.6	1.0	3.0
Excess of derivative cash settlements (h)	3.0	(18.4)	8.5	12.2	10.2	6.5
Non-cash LIFO reserve charge (i)	6.4	31.6	9.8	—	—	9.8
OSA gain (j)	—	(11.8)	(20.2)	(10.1)	(8.4)	(18.5)
Sponsor or sponsor affiliates management fees (k)	—	—	—	—	—	6.5
Non-recurring items (l)	—	—	4.2	—	(1.7)	2.5
Other (m)	2.4	2.4	2.2	1.2	1.3	0.8

Adjusted EBITDA	$451.7	$468.7	$636.2	$319.3	$319.7	$636.6

(a)	Represents adjustments to eliminate duplicative reporting of the amortization of debt issuance costs and debt discount, which in the table above is included in both interest expense (as taken from the consolidated statements of income) and depreciation and amortization expense (as taken from the consolidated statements of cash flows).

(b)	Represents adjustments to eliminate depreciation expense relating to the StarKist Seafood Business.

(c)	We expense employee stock option grants and other stock-based compensation over the vesting period, based on the fair value on the date the stock-based compensation was granted.

(d)	Represents fiscal 2008 transformation-related expenses.

(e)	In the third quarter of fiscal 2010, we entered into a new senior credit facility, which replaced our prior senior credit facility. In connection with these refinancing transactions, we recognized $13.4 million of expense in other expense related to the discontinuation of hedge accounting for the three-year $400 million interest rate swap.

(f)	In the second fiscal quarter of 2010, we recognized an impairment charge of trademark intangible assets related to one of our pet brands that was experiencing a decline in market share. In the fourth quarter of fiscal 2009, we recognized an impairment charge of trademark intangible assets related the discontinuance of five non-core pet brands.

(g)	Represents non-cash losses or gains from the disposal of assets.

(h)	We use derivative financial instruments for the purpose of managing risks associated with interest rate, currency, commodity, transportation and other price exposures. For derivative instruments that qualify for hedge accounting, we recognize changes in fair value in net income in the same period that the hedged transaction affects net income. For derivative instruments that do not qualify for hedge accounting, we recognize changes in fair value in net income immediately. This item adjusts EBITDA to match the timing of the cash settlement of these derivative instruments.

(i)	We use the first-in, first-out (“FIFO”) and last-in, first-out (“LIFO”) methods to value inventories. The determination of FIFO or LIFO depends on the production location of the inventories. Generally, the Pet Products locations use the FIFO method and the Consumer Products locations use the LIFO method to value inventories. This adjustment serves to eliminate the effect on net income of using the LIFO method.

(j)	Represents income from the two-year operating services agreement entered into in the second quarter of fiscal 2009 related to the divestiture of our Starkist Seafood Business.

(k)	Represents assumed annual management fees that will be payable to affiliates of certain of the Sponsors subsequent to the closing of the Transactions.

(l)	Represents non-recurring items affecting net income related to (1) the settlement in the second quarter of fiscal 2011 of a supplier claim originating in fiscal 2007; (2) product exit costs in fiscal 2011; and (3) a charge of $4.2 million in the fourth quarter of fiscal 2010 related to the termination of a royalty contract that has allowed a third party to use a pet brand name in the manufacture of pet toys.

(m)	Represents other adjustments required in calculating debt covenant compliance, consisting primarily of franchise and similar taxes and tax penalties.

Capitalization

The following table sets forth our cash and cash equivalents and our capitalization as of October 31, 2010 on:

•	an actual basis; and

•	a pro forma basis, after giving effect to the Transactions.

	As of October 31, 2010
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$20.2	$15.0

Debt:
Existing Credit Facility	$793.0	$—
New Credit Facilities (1):
New ABL Facility (2)	—	323.7
New Term Loan Facility	—	2,500.0

Total secured debt	793.0	2,823.7
New senior notes (3)	—	1,500.0
Existing 2015 Notes (4)	250.0	—
Existing 2019 Notes (4)	450.0	—
Other debt	6.4	6.4

Total debt	1,499.4	4,330.1
Stockholders’ equity	1,857.2	1,520.1

Total capitalization	$3,356.6	$5,850.2

(1)	The New Credit Facilities will consist of (i) up to a $750.0 million New ABL Facility with a five-year maturity and (ii) a $2,500.0 million New Term Loan Facility with a seven-year maturity.

(2)	Our New ABL Facility will provide for aggregate borrowings of up to $750.0 million, subject to availability under a borrowing base. As of October 31, 2010, on a pro forma basis after giving effect to the Transactions, our borrowing capacity under our New ABL Facility would have been approximately $364.3 million (subject to a borrowing base and after giving effect to approximately $62.0 million of letters of credit outstanding on October 31, 2010). Because the borrowing capacity under our New ABL Facility depends, in part, on the amount of our inventory and accounts receivable, which may fluctuate from time to time, such amount may not reflect actual borrowing capacity. We expect that $100 million will be drawn under the New ABL Facility in connection with the consummation of the Transactions. The table set forth above reflects the $323.7 million as set forth in the pro forma sources and uses table in note (a) of the Notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet under the heading “Unaudited Pro Forma Condensed Consolidated Financial Information,” which reflects the Company’s seasonal borrowing needs as of October 31, 2010. Assuming we draw $100.0 million under the New ABL Facility upon consummation of the Transactions as we expect, the total amount of senior secured indebtedness would be approximately $2,600.0 million and total debt would be $4,112.0 million (including $12.0 million of existing indebtedness as of the consummation of the Transactions but not giving effect to any outstanding letters of credit).

(3)	Represents the principal amount of the new senior notes, excluding any offering discount.

(4)	Assumes that all of the Existing Notes are tendered in the Offers or otherwise satisfied and discharged at closing. If the Offers are successful, but not all of the Existing Notes are tendered in the Offers, a portion of the Existing Notes may remain outstanding after the closing unless and until we elect to give notice of redemption and redeem them. To the extent that we do not issue redemption notices, we may be required to make change of control offers at a repurchase price equal to 101% of the principal amount of the Existing Notes, plus accrued and unpaid interest, if any, to the date of purchase.

Unaudited Pro Forma Condensed Consolidated Financial Information

The following unaudited pro forma condensed consolidated financial statements have been developed by applying pro forma adjustments to our historical audited consolidated financial statements and unaudited condensed consolidated financial statements appearing elsewhere in this offering memorandum. The unaudited pro forma condensed consolidated statements of operations give pro forma effect to the consummation of the Transactions as if they had occurred on May 4, 2009, and the unaudited pro forma condensed consolidated balance sheet gives pro forma effect to the consummation of the Transactions as if they had occurred on October 31, 2010. The unaudited pro forma condensed consolidated financial data for the twelve months ended October 31, 2010 has been derived by adding the unaudited pro forma condensed consolidated financial data from our pro forma condensed consolidated financial statements for the fiscal year ended May 2, 2010 to the unaudited pro forma condensed consolidated financial data from our pro forma condensed consolidated financial statements for the six months ended October 31, 2010 and then subtracting the unaudited pro forma condensed consolidated financial data from our pro forma condensed consolidated financial statements for the six months ended November 1, 2009 (each included elsewhere in this offering memorandum). Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial data is presented for informational purposes only. The unaudited pro forma condensed consolidated financial data does not purport to represent what our results of operations or financial condition would have been had the Transactions actually occurred on the dates indicated, nor do they purport to project our results of operations or financial condition for any future period or as of any future date. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed consolidated financial statements.

The Merger will be accounted for using acquisition accounting. The pro forma information presented, including allocations of purchase price, is based on preliminary estimates, available information and assumptions. The actual adjustments to our consolidated financial statements upon the closing of the Merger will depend on a number of factors, including additional information available and our net assets on the closing date of the Merger. Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material.

The final purchase price allocation is dependent on, among other things, the finalization of asset and liability valuations. As of the date of this offering memorandum, we have not completed the valuation studies necessary to finalize the estimates of the fair values of the assets we have acquired and liabilities we have assumed and the related allocation of purchase price. We have allocated the total estimated purchase price, calculated as described in note (b) to the unaudited pro forma condensed consolidated balance sheet, to the assets acquired and liabilities assumed based on preliminary estimates of their fair values. A final determination of these fair values will reflect our consideration of a final valuation prepared by third-party appraisers. This final valuation will be based on the actual net tangible and identifiable intangible assets that existed as of the closing date of the Merger. Any final adjustment will change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed consolidated financial statements, including a change to goodwill and a change to the amortization of tangible and identifiable intangible assets.

Del Monte Foods Company and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of October 31, 2010

(in millions)

	Historical	Adjustments		Pro Forma
Assets
Cash and cash equivalents	$20.2	$(5.2	)(a)	$15.0
Trade accounts receivable, net of allowance	257.3	—		257.3
Inventories	1,067.5	95.4	(b)	1,162.9
Prepaid expenses and other current assets	135.9	130.5	(c)(e)	266.4

Total current assets	1,480.9	220.7		1,701.6

Property, plant and equipment, net	643.9	—		643.9
Goodwill	1,337.9	1,232.0	(b)	2,569.9
Intangible assets, net	1,159.3	1,480.3	(b)	2,639.6
Other assets, net	30.3	143.0	(d)	173.3

Total assets	$4,652.3	$3,076.0		$7,728.3

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$571.6	(23.0	)(e)	$548.6
Short-term borrowings	221.9	108.2	(a)	330.1
Current portion of long-term debt	30.0	(17.5	)(a)	12.5

Total current liabilities	823.5	67.7		891.2

Long-term debt	1,240.6	2,721.9	(a)(f)	3,962.5
Deferred tax liabilities	455.2	628.0	(b)	1,083.2
Other non-current liabilities	275.8	(4.5	)(g)	271.3

Total liabilities	2,795.1	3,413.1		6,208.2

Total stockholders’ equity	1,857.2	(337.1	)(h)	1,520.1

Total liabilities and stockholders’ equity	$4,652.3	$3,076.0		$7,728.3

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet.

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(a) The following table reflects the estimated sources and uses of cash for the Transactions as if they had occurred as of October 31, 2010. The actual amounts of sources and uses of cash are expected to be different as of the actual closing of the Transactions (in millions):

Sources
New ABL Facility(1)	$323.7
New Term Loan Facility(1)	2,500.0
New senior notes(2)	1,500.0
Equity contributions(3)	1,600.0

Total sources	$5,923.7

Uses
Merger consideration(4)	$3,980.0
Retirement of existing debt(5)	1,480.3
Fees, expenses and cash to balance sheet(6)	463.4

Total uses	$5,923.7

(1)

The New Credit Facilities will consist of (i) up to a $750.0 million New ABL Facility with a five-year maturity and (ii) a $2,500.0 million New Term Loan Facility with a seven-year maturity. The New Term Loan Facility is expected to have a $25.0 million original issue discount which is reflected in note (6). Our New ABL Facility will provide for aggregate borrowings of up to $750.0 million, subject to availability under a borrowing base. As of October 31, 2010, on a pro forma basis after giving effect to the Transactions, our borrowing capacity under our New ABL Facility would have been approximately $364.3 million (subject to a borrowing base and after giving effect to $62.0 million of outstanding letters of credit). The pro forma sources and uses reflects New ABL Facility borrowings of $323.7 million which reflects the Company’s seasonal borrowing needs as of October 31, 2010. This amount is $223.7 million in excess of our expected average revolving credit borrowing of $100.0 million. We expect to borrow approximately $100.0 million at closing. We believe our borrowing capacity at closing will be approximately $533.2 million. Because the borrowing capacity under our New ABL Facility depends, in part, on the amount of our inventory and accounts receivable, which may fluctuate from time to time, such amount may not reflect actual borrowing capacity.

(2)	Represents the principal amount of the new senior notes and excludes any offering discount.
(3)

Represents approximately $1,600.0 million to be invested by the Sponsors and other investors. This does not include any management investment or rollover of equity which may occur. It is expected that members of Del Monte’s management team will invest directly either in the form of a rollover of their existing equity interests in Del Monte to equity interests in Holdings following the Transactions or through cash investments. The amount to be invested by management has not yet been determined. The amount of the cash equity to be contributed by the Sponsors is expected to be adjusted based upon the amount invested by management.

(4)

The holders of outstanding shares of common stock will receive $19.00 in cash per share in connection with the Transactions. The merger consideration assumes approximately 194.7 million shares of common stock outstanding as of October 31, 2010, plus 5.9 million of restricted, performance and deferred stock units, plus payments of approximately $168.7 million related to outstanding stock options. The merger consideration amount has not been reduced for management participation and rollover equity which may occur, as discussed in note (3). As of January 19, 2011 there were 199.4 million shares of common stock outstanding, plus 5.9 million of restricted, performance and deferred stock units, plus 14.2 million outstanding stock options with a weighted average exercise price of $10.35 per share.

(5)

Includes $253.6 million for the tender and retirement of the Existing 2015 Notes (includes accrued and unpaid interest), $451.9 million for the tender and retirement of the Existing 2019 Notes (which includes accrued and unpaid interest) for which the Offers have been commenced and $795.0 million to retire the Existing Credit Facility, less cash on hand of $20.2 million. As of October 31, 2010, approximately $215.5 million was outstanding under the Existing Credit Facility as a result of seasonal borrowing needs. Management expects that this $215.5 million will be fully repaid by the closing of the Transactions. The pro forma retirement amounts are based on the assumption that all of the Existing 2015 Notes and Existing 2019 Notes are repurchased in the Offers. Any Existing 2015 Notes and Existing 2019 Notes that are not tendered and purchased in the Offers will remain outstanding after the closing of the Transactions. As of October 31, 2010, we have $6.4 million of other short-term borrowings which will remain outstanding after the closing of the Transactions.

(6)

Includes a tender premium of $6.6 million related to the Existing 2015 Notes, a tender premium of $106.1 million related to the Existing 2019 Notes, $170.3 million of estimated financing fees, which will be capitalized and amortized over the related terms of the debt, and $25.0 million of original issue discount which will also be amortized over the terms of the related debt. Refer to note (d) of the Unaudited Pro Forma Condensed Consolidated Statements of Operations. Debt issuance costs include a portion of the fees expected to be paid to affiliates of the Sponsors, as well as professional fees associated with financing the Transactions. This also includes our estimates of other fees and expenses expected to be paid in connection with the Transactions and includes a portion of the fees expected to be paid to affiliates of the Sponsors, professional fees and other transaction costs.

(b) The unaudited pro forma condensed consolidated financial statements reflect a preliminary allocation of the purchase price to the assets acquired and liabilities assumed. An appraisal will be performed to assist management in determining the fair value of assets acquired and liabilities assumed, including the fair value of property, plant, and equipment and identifiable intangible assets. Therefore, the final purchase price allocation will be different from the preliminary allocation reflected herein. Such difference may result in a materially different allocation to tangible and intangible assets than that presented in these unaudited pro forma condensed consolidated financial statements. An increase or decrease in the amount of purchase price allocated to amortizable assets would affect the amount of depreciation and amortization expense. The following table sets forth the calculation and adjustments made related to the preliminary allocation of purchase price with respect to the Transactions (in millions):

As of October 31, 2010
Purchase price(1)	$3,980.0
Del Monte transaction and pre-transaction costs, net of certain income tax benefits(2)	56.9

4,036.9
Net assets acquired before adjustments	1,857.2

Estimated purchase price in excess of net assets acquired	2,179.7
Preliminary adjustments to net assets acquired:
Inventory(3)	95.4
Intangible assets(4)	1,480.3
Deferred income taxes(5)	(628.0)

Total preliminary adjustments to net assets acquired	947.7

Pro forma adjustment to goodwill	1,232.0

Total allocations	$2,179.7

(1)	Represents the cash purchase price of $3,980.0 million but does not reflect any rollover equity as discussed in note (a)(3) above.
(2)

The Company will expense certain transaction costs incurred prior to or upon the consummation of the Transactions, including a premium and other costs to repurchase the Existing 2015 Notes and Existing 2019 Notes, write-off of pre-existing deferred financing costs, legal, accounting and other fees. These costs will be offset by the income tax benefits described in note (c) below.

(3)	Preliminary estimate of the inventory valuation, which includes an adjustment of $45.3 million to step-up inventory to fair value and the reversal of existing LIFO reserves of $50.1 million.

(4)	The fair values and useful lives of intangible assets have been determined based on the following preliminary estimates (dollars in millions):

	Estimated Average Useful Lives	Estimated Fair Value	Historical	Purchase Accounting Adjustment
Customer relationships	20 years	$692.8	$73.4	$619.4
Non-amortizable trademarks	N/A	1,860.7	1,060.5	800.2
Amortizable trademarks	2-25 years	86.1	25.4	60.7

Total		$2,639.6	$1,159.3	$1,480.3

Goodwill and non-amortizable trademarks are not amortized and will be evaluated for impairment on at least an annual basis. The values related to our customer relationships and trademarks are based upon a preliminary valuation. In addition, there may be other fair value adjustments that we have not yet estimated.

(5)	Reflects the estimated impact on deferred tax liabilities related to purchase accounting adjustments as well as deductions related to employee stock awards.

(c) Reflects an increase in income taxes receivable of $146.0 million principally due to deductions related to the accelerated vesting of the Company’s stock-based awards and the expense relating to the Offers for the Existing 2015 Notes and Existing 2019 Notes.

(d) Reflects the capitalization of $170.3 million of estimated financing costs that we will incur in connection with new debt financings, including the New Credit Facilities and the new senior notes, offset by $27.3 million of unamortized deferred financing costs related to debt that is expected to be retired.

(e) Reflects a reclassification of income taxes payable of $15.5 million from accounts payable and accrued expenses to prepaid expenses and other current assets and the payment at closing of accrued interest of $7.5 million.

(f) Represents the pro forma adjustment to long-term debt, as follows (in millions):

New Term Loan Facility	$2,500.0
New senior notes	1,500.0
Less: Current portion of New Term Loan Facility	(12.5)
Less: Debt discount on New Term Loan Facility	(25.0)
Less: historic long-term debt	(1,240.6)

$2,721.9

(g) Reflects deferred compensation payments that will be made upon closing of the Transactions.

(h) Adjustments to stockholders’ equity consists of the following (in millions):

Sponsors and other investors cash equity contribution	$1,600.0
Management rollover equity and cash contribution	—

Total equity contribution	1,600.0
Less: transaction costs	(79.9)

Pro forma equity balance	1,520.1

Less: historic equity	(1,857.2)

Net adjustment to equity	$(337.1)

The historic equity balance includes accumulated other comprehensive loss of $58.2 million that will be eliminated. This amount includes currency translation adjustment losses of $5.9 million, unfunded pension and other post retirement employee benefits of $58.1 million, and deferred gains on cash flow hedging instruments of $5.8 million.

Del Monte Foods Company and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For fiscal year ended May 2, 2010

(in millions)

	Historical	Adjustments(a)		Pro Forma
Net sales	$3,739.8	$—		$3,739.8
Cost of products sold	2,510.6	29.4	(b)	2,540.0

Gross profit	1,229.2	(29.4)		1,199.8
Selling, general and administrative expense	721.2	38.6	(c)	759.8

Operating income	508.0	(68.0)		440.0
Interest expense	116.3	180.4	(d)	296.7
Other expense	9.8	—		9.8

Income from continuing operations before income taxes	381.9	(248.4)		133.5
Provision for income taxes	139.9	(89.9	)(e)	50.0

Income from continuing operations	$242.0	$(158.5)		$83.5

Del Monte Foods Company and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the six months ended November 1, 2009

(in millions)

	Historical	Adjustments(a)		Pro Forma
Net sales	$1,772.6	$—		$1,772.6
Cost of products sold	1,203.5	29.4	(b)	1,232.9

Gross profit	569.1	(29.4)		539.7
Selling, general and administrative expense	307.6	19.9	(c)	327.5

Operating income	261.5	(49.3)		212.2
Interest expense	65.2	83.1	(d)	148.3
Other expense	2.7	—		2.7

Income from continuing operations before income taxes	193.6	(132.4)		61.2
Provision for income taxes	72.1	(50.3	)(e)	21.8

Income from continuing operations	$121.5	$(82.1)		$39.4

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations.

Del Monte Foods Company and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the six months ended October 31, 2010

(in millions)

	Historical	Adjustments(a)		Pro Forma
Net sales	$1,745.5	$—		$1,745.5
Cost of products sold	1,169.3	—	(b)	1,169.3

Gross profit	576.2	—		576.2
Selling, general and administrative expense	308.8	19.0	(c)	327.8

Operating income	267.4	(19.0)		248.4
Interest expense	39.7	109.8	(d)	149.5
Other expense	1.6	—		1.6

Income from continuing operations before income taxes	226.1	(128.8)		97.3
Provision for income taxes	85.1	(48.8	)(e)	36.3

Income from continuing operations	$141.0	$(80.0)		$61.0

Del Monte Foods Company and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Statements of Operations

For the twelve months ended October 31, 2010

(in millions)

	Fiscal Year Ended May 2, 2010	Six Months Ended November 1, 2009	Six Months Ended October 31, 2010	Twelve Months Ended October 31, 2010
Net sales	$3,739.8	$1,772.6	$1,745.5	$3,712.7
Cost of products sold	2,540.0	1,232.9	1,169.3	2,476.4

Gross profit	1,199.8	539.7	576.2	1,236.3
Selling, general and administrative expense	759.8	327.5	327.8	760.1

Operating income	440.0	212.2	248.4	476.2
Interest expense	296.7	148.3	149.5	297.9
Other expense	9.8	2.7	1.6	8.7

Income from continuing operations before income taxes	133.5	61.2	97.3	169.6
Provision for income taxes	50.0	21.8	36.3	64.5

Income from continuing operations	$83.5	$39.4	$61.0	$105.1

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations.

Notes to Unaudited Pro Forma Condensed Consolidated Statements

of Operations

(a) Adjustments to net income do not include the following items: an estimated $29.8 million of stock compensation expense from the acceleration of unvested stock options, restricted, performance and deferred stock units resulting from the Transactions, any adjustment to the $13.4 million loss due to the discontinuation of hedge accounting related to the interest rate swap recorded in the historical financial statements and an estimated $37.8 million of transaction costs incurred by the Company to be expensed upon the close of the Transactions. Net income also does not include any adjustments to reflect the effects of the new stock-based compensation plan, which is still being finalized.

(b) Represents the step-up of inventory to fair value as of May 4, 2009 (the first day of fiscal 2010), all of which impacts cost of products sold during the first six months of fiscal 2010 based on inventory turns.

(c) Represents amortization of the fair value adjustments related to amortizable intangible long-lived assets. The fair value adjustments and estimated lives of intangible assets are described in (b) (4) under Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet. Identifiable intangible assets with determinable lives have been amortized on a straight-line basis in the Unaudited Pro Forma Condensed Consolidated Statements of Operations. These unaudited pro forma condensed consolidated financial statements reflect a preliminary allocation to goodwill and other intangible assets. The final purchase price allocation may result in a different allocation for tangible and intangible assets than that presented in these unaudited pro forma condensed consolidated financial statements. An increase or decrease in the amount of purchase price allocated to amortizable assets would impact the amount of annual depreciation and amortization expense. The adjustment also includes assumed annual management fees of approximately $6.5 million, which approximates 1% of Adjusted EBITDA for the twelve months ended October 31, 2010, that will be payable to affiliates of certain of the Sponsors subsequent to the closing of the Transactions, as well as the reclassification of letter of credit fees to interest expense.

(d) Reflects pro forma interest expense(1) resulting from our new capital structure as follows (dollars in millions):

	Fiscal Year Ended May 2, 2010	Six Months Ended November 1, 2009	Six Months Ended October 31, 2010	Twelve Months Ended October 31, 2010
Interest on New Term Loan Facility of $2,500, New ABL Facility average borrowings(2) and the new senior notes at an assumed blended rate of approximately 6.4%	$264.5	$132.3	$133.3	$265.5
Amortization of capitalized debt issuance costs and debt discount(3)	27.3	13.7	13.7	27.3
Commitment fees(4)	2.9	1.4	1.3	2.8
Letter of credit fees(5)	1.2	0.6	0.8	1.4
Other existing debt obligations(6)	0.8	0.3	0.4	0.9

Total pro forma interest expense	296.7	148.3	149.5	297.9
Less historical interest expense	(116.3)	(65.2)	(39.7)	(90.8)

Pro forma adjustment to interest expense	$180.4	$83.1	$109.8	$207.1

(1)	A 0.125% change in the weighted average interest rate on our total pro forma indebtedness would change our pro forma annual cash interest expense by approximately $5.1 million.

These pro forma financial statements assume that all of our Existing Notes will be tendered and repurchased in the Offers. Any Existing Notes that are not tendered and purchased in the Offers will remain outstanding after the closing of the Transactions.

(2)	For purposes of calculating pro forma interest expense, we have assumed average outstanding New ABL Facility borrowings as follows (in millions):

	Fiscal Year Ended May 2, 2010	Six Months Ended November 1, 2009	Six Months Ended October 31, 2010	Twelve Months Ended October 31, 2010
Average outstanding borrowings	$112.8	$112.2	$181.8	$147.6

Following the closing of the Transactions, we expect our average borrowings under the New ABL Facility to approximate $100 million.

(3)

Represents the amortization of debt issuance costs and debt discount, which are amortized over five years for the New ABL Facility, seven years for the New Term Loan Facility and eight years for the new senior notes.

(4)

Represents commitment fees of 0.5% on the assumed unused balance of the New ABL Facility. Outstanding letters of credit reduce the availability under the New ABL Facility. For purposes of calculating pro forma interest expense, we have assumed average outstanding letters of credit of $62.0 million and an average unused balance of the New ABL Facility as follows (in millions):

	Fiscal Year Ended May 2, 2010	Six Months Ended November 1, 2009	Six Months Ended October 31, 2010	Twelve Months Ended October 31, 2010
Average unused balance of New ABL Facility	$575.2	$575.8	$506.2	$540.4

(5)	Represents fees on letters of credit.
(6)	Represents historical interest expense on the other existing indebtedness.

(e) Represents the income tax effects of the pro forma adjustments calculated at a tax rate of 39.2%, net of the impact to the domestic manufacturers deduction.

Contractual and Other Cash Obligations

The following table summarizes information relating to our contractual and other cash obligations on a pro forma basis after giving effect to the Transactions as of October 31, 2010 (in millions):

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt, including cash interest (1)	$5,924.6	$273.7	$568.7	$563.2	$4,519.0
Capital lease obligations	—	—	—	—	—
Operating leases	275.0	49.6	78.6	78.2	68.6
Purchase obligations (2)	929.2	401.1	326.4	102.9	98.8
Other long-term liabilities reflected on the balance sheet (3)	261.4	—	57.2	54.0	150.2

Total contractual obligations	$7,390.2	$724.4	$1,030.9	$798.3	$4,836.6

(1)	See “Unaudited Pro Forma Condensed Consolidated Financial Information” for a discussion of assumptions used with respect to the interest expense associated with the new senior notes and our New Credit Facilities.

(2)	Purchase obligations consist primarily of fixed commitments under supply, ingredient, packaging, co-pack, grower commitments and other agreements. The amounts presented in the table do not include items already recorded in accounts payable and accrued expenses as of October 31, 2010, nor does the table reflect obligations we are likely to incur based on our plans, but are not currently obligated to pay. Many of our contracts are requirement contracts and currently do not represent a firm commitment to purchase from our suppliers. Therefore, requirement contracts are not reflected in the above table. Certain of our suppliers commit resources based on our planned purchases and we would likely be liable for a portion of their expenses if we deviated from our communicated plans. In the above table, we have included estimates of the probable “breakage” expenses we would incur with these suppliers if we stopped purchasing from them as of October 31, 2010. Aggregate future payments for our grower commitments are estimated based on October 31, 2010 pricing and fiscal 2010 volume. Aggregate future payments under employment agreements are estimated generally assuming that each such employee will continue providing services for the next five fiscal years, that salaries remain at September 2010 levels, and that annual incentive awards to be paid with respect to each fiscal year shall be equal to the amounts actually paid with respect to fiscal 2010, the most recent period for which annual incentive awards have been paid as of October 31, 2010. Aggregate future payments under severance agreements do not include possible costs associated with outplacement services generally provided to executive officers whose employment is terminated without cause since such amounts have been minimal. For purposes of the table above, we have assumed the payment of an annual management fee of $6.5 million, which approximates 1% of Adjusted EBITDA for the twelve months ended October 31, 2010, to the Sponsors or their affiliates for a period of five years. The management fee is expected to be based on a formula pursuant to a management agreement that is not yet finalized.

(3)	As of October 31, 2010, we had non-current unrecognized tax benefits of $12.0 million ($11.1 million net of tax benefits). We are not able to reasonably estimate the timing of future cash flows related to this amount. As a result, this amount is not included in the table above.

Legal Proceedings

On November 25, 2010, we announced that we had signed a Merger Agreement under which an investor group led by funds affiliated with the Sponsors will acquire all of our outstanding stock for $19.00 per share in cash. We have subsequently been named as a defendant in fifteen putative class actions related to the Merger.

After a series of voluntary dismissals and consolidations of certain of the fifteen putative class actions, we remain a defendant in the following cases:

•

Libby Kaiman and all others similarly situated v. Del Monte, each member of the board of directors of the Company (together, the “Directors”), the Sponsors, Holdings and Merger Sub, filed on December 1, 2010 in Superior Court in San Francisco, California;

•	James Sinor and all others similarly situated v. the Directors, Del Monte, the Sponsors, Holdings, and Merger Sub, filed on December 1, 2010 in Superior Court in San Francisco, California;

•	Elisa J. Franklin and all others similarly situated v. the Directors, Del Monte, and the Sponsors, filed on December 10, 2010 in Superior Court in San Francisco, California;

•

Sarah P. Heintz and all others similarly situated v. the Directors, Del Monte, Holdings and Merger Sub, filed on December 20, 2010 in the United States District Court, Northern District of California; and

•	Dallas Faulkner and all others similarly situated v. the Directors, Del Monte, and Merger Sub, filed on January 21, 2011 in the United States District Court, Northern District of California.

In addition, we were a defendant in In re Del Monte Foods Company Shareholders Litigation, which named as defendants Del Monte, the Directors, the Sponsors, Holdings and Merger Sub, consolidated on December 8, 2010 (and again on December 31, 2010, to incorporate subsequently filed actions) in Delaware Chancery Court, however on January 10, 2011, lead plaintiff filed an amended complaint removing us as a defendant, but reiterating its earlier allegations regarding the remaining defendants.

The named plaintiffs in these cases allege breach, and aiding and abetting breach, of the Directors’ fiduciary duties to our stockholders. Specifically, the complaints allege that the Directors breached their fiduciary duties to the stockholders by agreeing to sell the Company at a price that is unfair and inadequate and by agreeing to certain preclusive deal protection devices in the Merger Agreement. The complaints further allege that the Sponsors and, in some instances, the Company, Holdings, and/or Merger Sub, aided and abetted in the Directors’ breaches of their fiduciary duties. In addition, the Heintz and Faulkner complaints, filed in federal court, allege violations of Section 14(a) of the Securities Exchange Act of 1934, and in the Faulkner complaint only, violations of Section 20(a) of the Securities Exchange Act of 1934. The complaints seek injunctive relief, rescission of the Merger Agreement, and an accounting for all damages suffered by class members and attorneys’ fees. We intend to deny these allegations and to vigorously defend ourselves.

On September 30, 2010, a class action complaint was served against us, to be filed in Hennepin County, Minnesota, alleging wage and hour violations of the Fair Labor Standards Act (“FLSA”). The complaint was served on behalf of five named plaintiffs and all others similarly situated at a manufacturing facility in Minnesota. Specifically, the complaint alleges that we violated the FLSA and state wage and hour laws by failing to compensate plaintiffs and other similarly situated workers unpaid overtime. The plaintiffs are seeking compensatory and statutory damages. Additionally, the plaintiffs are seeking class certification. On November 5, 2010, in connection with our removal of this case to the U.S. District Court for the District of Minnesota, the complaint was filed along with our answer. We also filed a motion for partial dismissal on November 5, 2010. On November 30, 2010, the parties jointly stipulated that the causes of action in plaintiff’s complaint for unjust enrichment and quantum meruit would be dismissed with prejudice, and further stipulated that the cause of action under the Minnesota minimum wage law would be dismissed without prejudice. We deny plaintiffs’ allegations and plan to vigorously defend ourselves. We cannot at this time reasonably estimate a range of exposure, if any, of the potential liability.

On October 13, 2009, Kara Moline and Debra Lowe filed a class action complaint against us in San Francisco Superior Court, alleging violations of California’s False Advertising Act, Unfair Competition Law, and Consumer Legal Remedies Act. Specifically, the plaintiffs alleged that we engaged in false and misleading advertising in the labeling of Nature’s Recipe Farm Stand Selects dog food. The plaintiffs sought injunctive relief, disgorgement of profits in an undisclosed amount, and attorneys’ fees. Additionally, the plaintiffs sought class certification. We denied plaintiffs’ allegations. The parties reached a settlement agreement which was approved by the Court on November 9, 2010. Under the settlement, we agreed to pay $0.2 million and to modify the labels of the relevant products in the future.

On October 14, 2008, Fresh Del Monte Produce Inc. (“Fresh Del Monte”) filed a complaint against us in U.S. District Court for the Southern District of New York. Fresh Del Monte amended its complaint on November 5, 2008. Under a trademark license agreement with us, Fresh Del Monte holds the rights to use the Del Monte name and trademark with respect to fresh fruit, vegetables and produce throughout the world (including the United States). Fresh Del Monte alleges we breached the trademark license agreement through the marketing and sale of certain of its products sold in the refrigerated produce section of customers’ stores, including Del Monte Fruit Naturals products and the more recently introduced Del Monte Refrigerated Grapefruit Bowls. Additionally, Fresh Del Monte alleges that it has the exclusive right under the trademark license agreement to sell Del Monte branded pineapple, melon, berry, papaya and banana products in the refrigerated produce section. Fresh Del Monte also alleges that our advertising for certain of the alleged infringing products was false and misleading. Fresh Del Monte is seeking damages of $10.0 million, treble damages with respect to its false advertising claim, and injunctive relief. On October 14, 2008, Fresh Del Monte filed a motion for a preliminary injunction, asking the Court to enjoin us from making certain claims about its refrigerated products. On October 23, 2008, the Court denied that motion. We deny Fresh Del Monte’s allegations and are vigorously defending ourselves. Additionally, on November 21, 2008, we filed counter-claims against Fresh Del Monte, alleging that Fresh Del Monte has breached the trademark license agreement. Specifically, we allege, among other things, that Fresh Del Monte’s “medley” products (vegetables with a dipping sauce or fruit with a caramel sauce) violate the trademark license agreement. On November 10, 2010, Fresh Del Monte filed a motion for partial summary judgment. We opposed that motion. We cannot at this time reasonably estimate a range of exposure, if any, of the potential liability.

Beginning with the pet food recall announced by Menu Foods, Inc. in March 2007, many major pet food manufacturers, including us, announced recalls of select products. We believe there have been over 90 class actions and purported class actions relating to these pet food recalls. We have been named as a defendant in seven class actions or purported class actions related to our pet food and pet snack recall, which we initiated March 31, 2007.

We are currently a defendant in the following case:

•	Picus v. Del Monte filed on April 30, 2007 in state court in Las Vegas, Nevada.

We were a defendant in the following cases:

•	Carver v. Del Monte filed on April 4, 2007 in the U.S. District Court for the Eastern District of California;

•	Ford v. Del Monte filed on April 7, 2007 in the U.S. District Court for the Southern District of California;

•	Hart v. Del Monte filed on April 10, 2007 in state court in Los Angeles, California;

•	Schwinger v. Del Monte filed on May 15, 2007 in the U.S. District Court for the Western District of Missouri;

•	Tompkins v. Del Monte filed on July 13, 2007 in the U.S. District Court for the District of Colorado; and

•	Blaszkowski v. Del Monte filed on May 9, 2007 in the U.S. District Court for the Southern District of Florida.

The named plaintiffs in these seven cases allege or alleged that their pets suffered injury and/or death as a result of ingesting our and other defendants’ allegedly contaminated pet food and pet snack products. The Picus and Blaszkowski cases also contain or contained allegations of false and misleading advertising by us.

By order dated June 28, 2007, the Carver, Ford, Hart, Schwinger, and Tompkins cases were transferred to the U.S. District Court for the District of New Jersey and consolidated with other purported pet food class actions under the federal rules for multi-district litigation. The Blaszkowski and Picus cases were not consolidated.

The Multi-District Litigation Cases. The plaintiffs and defendants in the multi-district litigation cases, including the five consolidated cases in which we were a defendant, tentatively agreed to a settlement which was submitted to the U.S. District Court for the District of New Jersey on May 22, 2008. On May 30, 2008, the Court granted preliminary approval to the settlement. Pursuant to the Court’s order, notice of the settlement was disseminated to the public by mail and publication beginning June 16, 2008. Members of the class were allowed to opt-out of the settlement until August 15, 2008. On November 19, 2008, the Court entered orders approving the settlement, certifying the class and dismissing the complaints against the defendants, including us. The total settlement was $24.0 million. The portion of our contribution to this settlement was $0.25 million, net of insurance recovery. Four class members have filed objections to the settlement, which objections have been denied by the Court. On December 3, 2008 and December 12, 2008, these class members filed Notices of Appeal. On December 16, 2010, the Court of Appeals filed an opinion in which it affirmed certification of the proposed class for settlement, but vacated the settlement in part. Specifically, the Court of Appeals found that there was insufficient evidence in the trial court record to find that the allocation of $0.25 million of the total settlement amount for “mere purchasers” (i.e. those class members who purchased the subject pet food, but whose pets did not consume the subject pet food) was fair and reasonable. The Court of Appeals remanded the matter to the trial court for further proceedings in accordance with its opinion.

The Picus Case. The plaintiffs in the Picus case are seeking certification of a class action as well as unspecified damages and injunctive relief against further distribution of the allegedly defective products. We have denied the allegations made in the Picus case. On October 12, 2007, we filed a motion to dismiss in the Picus case. The state court in Las Vegas, Nevada granted our motion in part and denied our motion in part. On December 14, 2007, other defendants in the case filed a motion to deny class certification. On March 16, 2009, the Court granted the motion to deny class certification. On March 25, 2009, the plaintiffs filed an appeal of the Court’s decision. On June 30, 2009, the Court of Appeals denied plaintiffs’ appeal.

The Blaszkowski Case. On April 11, 2008, the plaintiffs in the Blaszkowski case filed their fourth amended complaint. On September 12, 2008 and October 9, 2008, plaintiffs filed stipulations of dismissal with respect to their complaint against certain of the defendants, including us. The U.S. District Court for the Southern District of Florida entered such requested dismissals on such dates, resulting in the dismissal of all claims against us.

On December 17, 2010, a putative class action complaint was filed against us by Lydia Littlefield, on behalf of herself and all others similarly situated, in the U.S. District Court for the District of Massachusetts, alleging intentional misrepresentation, fraud, negligent misrepresentation, breach of express warranty, breach of the implied warranty of merchantability and unjust enrichment. Specifically, the complaint alleges that we engaged in false and misleading representation of certain of our canned fruit products in representing that these products are safe and healthy. The plaintiffs seek certification of the class, injunctive relief, damages in an unspecified amount and attorneys’ fees. We intend to deny these allegations and vigorously defend ourselves.

We are also involved from time to time in various legal proceedings incidental to our business (or our former seafood business), including proceedings involving product liability claims, workers’ compensation and other employee claims, tort claims and other general liability claims, for which we carry insurance, as well as trademark, copyright, patent infringement and related litigation. Additionally, we are involved from time to time in claims relating to environmental remediation and similar events. While it is not feasible to predict or determine the ultimate outcome of these matters, we believe that none of these legal proceedings will have a material adverse effect on our financial position.